Exhibit 10.1

Loan and Security Agreement
dated as of September 9, 2005
by and between
Cronos Containers Inc.,
a California corporation,
as Borrower
and
Banc of America Leasing & Capital, LLC,
a Delaware limited liability company,
as Lender

SCHEDULES

Schedule A	Defined Terms and Interpretive Provisions
Schedule B	Litigation
Schedule C	Closing Date Equipment Report
EXHIBITS

Exhibit A	Form of Advance Request
Exhibit B	Form of Note
Exhibit C	Form of Responsible Officer’s Certificate
Exhibit D	Form of Secretary’s Certificate
 i

Loan and Security Agreement
     This Loan and Security Agreement (the “Agreement”) is made as of the 9th day of September, 2005 (the “Effective Date”), by and between Banc of America Leasing & Capital, LLC, a Delaware limited liability company (“Lender”), and Cronos Containers Inc., a California corporation (“Borrower”).
Recitals
     A. Lender and Borrower are parties to that certain Equipment Lease Agreement, dated as of December 27, 1995 (the “Lease”), pursuant to which Lender leases certain intermodal marine dry cargo and specialized containers to Borrower.
     B. Borrower desires to terminate the Lease and has requested that Lender finance Borrower’s purchase the Used Container Equipment (as defined below) that is subject to the Lease.
     C. Borrower further desires to purchase New Container Equipment (as defined below) and has requested that Lender finance Borrower’s purchase of the New Container Equipment.
     D. Borrower and Lender are willing to enter into this Agreement to describe the terms and conditions of any loans or financial accommodations that are provided by Lender to Borrower and to set forth the terms of their other agreements as provided herein, all subject to the terms and conditions specified herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Schedule A attached hereto, which is incorporated herein by this reference.
     Now, Therefore, in consideration of the mutual agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Equipment Loan Facility.
          (a) Availability. Through June 30, 2006 (the “Equipment Availability End Date”), Lender will make advances (each an “Equipment Loan Advance” and, collectively, “Equipment Loan Advances”) in an aggregate amount not to exceed the Committed Equipment Line. The Equipment Loan Advances may only be used to finance the purchase by Borrower of Used Container Equipment and New Container Equipment (collectively, together with any accessions or additions thereto and whether constituting equipment or inventory under the UCC, the “Equipment”).
               (i) Used Container Subfacility. On the initial Funding Date, Borrower shall request an advance for the purpose of purchasing those shipping containers subject to the Lease and set forth on Schedule 1 to the Used Container Note (the “Used Container Equipment”).
               (ii) New Container Subfacility. Prior to the Equipment Availability End Date, Borrower may request up to two (2) advances for the purpose of purchasing certain newly manufactured shipping containers set forth on Schedule 1 to each New Container Note (the “New Container Equipment”). The New Container Subfacility shall not exceed the Committed Equipment Line minus the Used Container Subfacility.
          (b) Borrowing Procedure. To obtain an Equipment Loan Advance, Borrower will deliver to Lender a completed Advance Request in the form attached hereto as Exhibit A signed by a Responsible Officer of Borrower or his or her designee, and such additional information as Lender may request, at least five (5) Business Days before the proposed date the Equipment Loan Advance is to be funded (the “Funding Date”); provided, however, that no Advance Request shall be required in connection with the advance under the Used Container Subfacility. In addition, if the Equipment Loan Advance is requested under the New Container Subfacility, Borrower shall also deliver to Lender, at least five (5) Business Days before the Funding Date, copies of invoices for each unit of New Container Equipment to be funded under such Equipment Loan Advance. Only one (1) advance under the Used Container Subfacility and two (2) advances under the New Container Subfacility will be permitted. On each Funding Date, so long as all of the conditions to such Equipment Loan Advance have been and remain satisfied, Lender shall credit or transfer to Borrower’s deposit account, or such other account as directed by Borrower, the amount of the Equipment Loan Advance.
          (c) Promissory Notes. The obligation to repay the Used Container Advance hereunder shall be further evidenced by a promissory note (the “Used Container Note”) payable by Borrower to the order of Lender, and the obligation to repay each New Container Advance hereunder shall be further evidenced by a promissory note (the “New Container Note” and, together with the Used Container Note, collectively, the “Notes”), each payable by Borrower to the order of Lender and substantially in the form attached hereto as Exhibit B. Each Note shall bear interest, be payable and mature, as set forth in such Note. The status of all amounts evidenced by a Note, the rates of interest and interest periods shall be recorded by Lender on its books and records or, at its option in any instance, endorsed on a schedule to the Note, and the unpaid principal balance and status, rates and interest periods so recorded or endorsed by shall be conclusive evidence, absent manifest error, in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of all amounts evidenced thereby and the interest rates and interest periods applicable thereto; provided that the failure of Lender to record any of the foregoing shall not limit or otherwise affect the obligation of Borrower to repay the principal amount of any Note together with accrued interest thereon.
          (d) Commitment Termination. The commitment of Lender to make an Equipment Loan Advance hereunder shall expire on the Equipment Availability End

Date, provided, however, that such commitment shall terminate (at Lender’s option) upon the earlier occurrence of any Default or Event of Default.
          (e) Interest. All of principal indebtedness evidenced by a Note shall bear interest at LIBOR plus the Applicable Margin. All interest on the Note shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. With respect to the initial Funding Date, LIBOR shall be determined as published on the second Business Day preceding that Funding Date. LIBOR shall be adjusted as of each LIBOR Reset Date to reflect the most recently published rate (regardless of the stated effective date for such rate) and be applied to all Obligations making reference to the LIBOR until the subsequent adjustment. Notwithstanding the foregoing, during the existence of any Event of Default, all Obligations outstanding shall bear interest at the Default Rate.
          (f) Unavailability of LIBOR Rate. If Lender at any time shall determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the interbank Eurodollar market or publication of LIBOR rates in the Wall Street Journal, adequate and reasonable means do not exist for ascertaining LIBOR from such source, then Lender shall forthwith give telephonic or telex notice of such determination, confirmed in writing, to Borrower. If such notice is given and until such notice has been withdrawn in writing by Lender, then Lender may in its reasonable judgment determine LIBOR from another source, or if circumstances require, propose to Borrower an alternative means of calculating a substitute base rate, and Borrower agrees to negotiate in good faith to reach such agreement. Until such substitute base rate is agreed upon, Equipment Loan Advances shall bear interest at LIBOR most recently available.
       2. Payments; Fees.
          (a) Principal and Interest Payments. Payments of principal and interest under the Used Container Note and each New Container Note, respectively, shall be due and payable as and when provided therein. Whenever any payment is due hereunder or under any Note, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees (if any), as the case may be. Payments made on such following Business Day shall not be considered late, but the calculation of any applicable period of grace with respect to any payment due date shall commence on the stated calendar date such payment was due.
          (b) Voluntary Prepayments. Prior to the first (1st) anniversary of the Funding Date with respect to any Equipment Loan Advance, Borrower may not voluntarily prepay any Equipment Loan Advance hereunder other than in connection with a Permitted Early Termination. On and after such first (1st) anniversary, Borrower may prepay any related outstanding Equipment Loan Advance in whole or in part at any time upon prior notice to Lender (such notice if received subsequent to 11:00 a.m. (San Francisco time) on a given day to be treated as though received at the opening of business on the next Business Day) five (5) Business Days’ prior to the date of such payment. All amounts prepaid shall be applied first to any outstanding fees and costs, then to accrued and unpaid interest to the date of such prepayment, then to the most remote installment then due under the related Equipment Loan Advance. Any notice of prepayment given to Lender under this Section shall be irrevocable.
          (c) Mandatory Prepayments. If at any time any Early Termination, including any Permitted Early Termination, shall occur, Borrower shall prepay the Equipment Loan Advance to which such Equipment relates promptly and in no event later than the next scheduled principal payment due with respect to such Equipment Loan Advance by an amount equal to the Prepayment Amount.
          (d) Nonutilization Fee. If on December 31, 2005, the Utilization Amount is less than Six Million Dollars ($6,000,000), Borrower shall pay to Lender a nonutilization fee (the “Nonutilization Fee”) equal to (i) Eight Million Dollars ($8,000,000) minus the Utilization Amount multiplied by (ii) 0.50%. The Nonutilization Fee shall accrue whether or not the conditions in Section 4 have been or remain satisfied at any time prior to December 31, 2005 and shall be due and payable on January 1, 2006.
     3. Security. As security for the payment and performance as and when due of the indebtedness of Borrower to Lender hereunder and under the other Loan Documents, both now in existence and hereafter created or arising (as the same may be renewed, extended or modified) (the “Obligations”), Borrower hereby grants to Lender a purchase money security interest in the items of Equipment described on each Collateral Schedule now or hereafter delivered in connection with any Note, and all replacements, substitutions and alternatives therefor and thereof and accessions thereto and all proceeds (cash and non-cash), including the proceeds of all insurance policies with respect to such Equipment, and further assigns and grants to Lender a security interest in the Equipment Deposit Account and the funds and other assets held therein from time to time (collectively, the “Collateral”). Borrower hereby authorizes Lender to file UCC statements describing the Collateral.
     Borrower agrees that with respect to the Collateral, Lender shall have all of the rights and remedies of a secured party under the California Uniform Commercial Code (the “UCC”). Upon and during the continuance of any Event of Default, Borrower agrees that Lender may apply any funds that constitute Collateral to reduce the Obligations, and may foreclose any Collateral as provided in the UCC and in any agreements between Lender and Borrower.
     4. Conditions Precedent.
          (a) Conditions Precedent to Lender’s Obligations. The obligations of Lender hereunder are expressly conditioned upon satisfaction and compliance by Borrower, to the reasonable satisfaction of Lender and its counsel, of the following conditions precedent:
               (i) Loan Documents. Each of this Agreement, the Container Purchase and Sale Agreement, the Used Container Note, the Guaranty, the Control Agreement and each other Loan Document contemplated to be executed and delivered on or before the initial Funding Date shall have been duly authorized, executed and delivered by the parties thereto.
               (ii) Officer’s Certificates. Responsible Officer’s Certificates of each of Borrower and Guarantor substantially in the form of Exhibit C shall be executed and delivered by a duly authorized Responsible Officer of Borrower and Guarantor, respectively.
               (iii) Secretary Certificates. A Secretary Certificate of each of Borrower and Guarantor substantially in the form of Exhibit D shall be executed and delivered by the Secretary or Assistant Secretary of Borrower and Guarantor, respectively, and shall have all required attachments attached thereto.
               (iv) Good Standing. Lender’s receipt of good standing and tax good standing certificates in the state of formation of Borrower, as of a recent date prior to the initial Funding Date.
               (v) Lien Searches. Lender’s receipt of reports, acceptable to Lender, of Borrower from the Secretary of State of the State of California, dated as of a recent date prior to the initial Funding Date, of the results of a search of the applicable UCC files and any indices of Liens maintained by such office (including, if applicable, indices of judgment, revenue and tax liens).
               (vi) Filings. Evidence that a UCC-1 Financing Statement shall have been filed with the Secretary of State of the State of California, and evidence of such filing or recording, satisfactory in all respects to Lender, shall have been provided to Lender.
               (vii) Opinion of Borrower’s Counsel. An opinion of counsel for Borrower satisfactory as to form and substance to Lender, as to each of the matters set forth in sub-parts (a) through (e) of Section 5 hereof relating to Borrower and as to such other matters as Lender may reasonably request.
               (viii) Insurance. Evidence satisfactory to Lender that Borrower has insurance in full force and effect meeting requirements of Section 6(e) hereof.
               (ix) Representations and Warranties. Each of the representations and warranties set forth in Section 5 shall be true and correct.
        (b) Conditions Precedent to Each Equipment Loan Advance. The obligation of Lender to make an Equipment Loan Advance (including the initial Equipment Loan Advance) is subject to satisfaction on or prior to the related Funding Date of each of the following conditions precedent (unless otherwise noted below):
               (i) Advance Request. At least five (5) Business Days before any Funding Date, Borrower shall have delivered to Lender an executed Advance

Request in the form attached as Exhibit A signed by a Responsible Officer or his or her designee (provided, however, that no Advance Request shall be required in connection with the advance under the Used Container Subfacility) and such additional information as Lender may request.
               (ii) Invoices. In the event the Equipment Loan Advance is requested under the New Container Subfacility, Borrower shall have delivered to Lender, at least five (5) Business Days before the Funding Date, copies of invoices for each unit of New Container Equipment to which such advance relates.
               (iii) Officer’s Certificates. Lender shall have received Responsible Officer’s Certificates of each of Borrower and Guarantor substantially in the form of Exhibit C executed and delivered by a duly authorized Responsible Officer of Borrower and Guarantor, respectively and dated as of the Funding Date.
               (iv) Insurance. Lender shall have received evidence satisfactory to Lender as to due compliance with the insurance provisions of Section 6(e) hereof with regard to the Equipment being purchased with such Equipment Loan Advance.
               (v) Note. Lender shall have received a Note in the amount of the Equipment Loan Advance to be advanced on such Funding Date, duly executed on behalf of Borrower, pursuant to Section 1 hereof.
               (vi) Collateral Schedule. Lender shall have received a Collateral Schedule describing the Collateral to which such Equipment Loan Advance relates.
               (vii) Filings. Such filings shall have been made and other actions taken as reasonably may be required by Lender and its counsel to perfect a valid, first priority purchase money security interest granted by Borrower to Lender with respect to the Collateral.
               (vii) Representations and Warranties. Each of the representations and warranties set forth in Section 5 shall be true and correct on such Funding Date as if made on such Funding Date.
               (viii) No Default. No Default or Event of Default shall have occurred and be continuing or would result from such Equipment Loan Advance.
               (ix) Opinion of Guarantor’s Counsel. Prior to the Funding Date with respect to the initial advance under the New Equipment Subfacility, Lender shall have received an opinion of legal counsel for Guarantor in form and substance satisfactory to Lender and addressing such matters as Lender may reasonably request. In no event, including Borrower’s failure to request an Equipment Loan Advance within thirty (30) days of the Effective Date hereof (excluding the initial

Equipment Loan Advance), shall the legal opinion required under this Section 4(b)(ix) be delivered to Lender more than thirty (30) days after the Effective Date, and failure to satisfy such requirement by such date shall constitute and Event of Default hereunder.
5. Representations and Warranties. Borrower hereby represents and warrants that:
          (a) Organization and Qualification. Borrower is a corporation duly organized, and validly existing in good standing under the laws of the jurisdiction specified below the signature of Borrower; and is duly qualified and authorized to transact business as a foreign corporation in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying. Guarantor is a corporation organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg.
          (b) Authority; No Contravention. Each of Borrower and Guarantor has the corporate power and authority to own or hold under lease its properties and to enter into and perform its obligations hereunder and under the other Loan Documents to which it is a party; and the borrowing hereunder by Borrower from Lender, the execution, delivery and performance of the Loan Documents to which Borrower and Guarantor, respectively, are party, (i) have been duly authorized by all necessary corporate action on the part of Borrower or Guarantor, as applicable; (ii) do not require any stockholder approval or approval or consent of any trustee or holders of any indebtedness or obligations of Borrower or Guarantor, except such as have been duly obtained; and (iii) do not and will not contravene any law, governmental rule, regulation or order now binding on Borrower or Guarantor, or the certificate of incorporation or bylaws of Borrower or Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Borrower or Guarantor under any agreement to which either of them is a party or by which it or its property is bound.
          (c) No Consents. Neither the execution and delivery by Borrower or Guarantor of the Loan Documents to which it is a party, nor the consummation of any of the transactions by Borrower or Guarantor contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any federal, state or foreign governmental authority or agency, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
          (d) Enforceable Obligations. This Agreement constitutes, and each of the other Loan Documents to which Borrower is a party, when entered into will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with the terms hereof and thereof, and the Guaranty constitutes, and each of the other Guaranty Documents when entered into will constitute the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except in each instance as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally.
          (e) Litigation; Other Agreements. Except as disclosed in Schedule B hereto, there are no pending or threatened actions or proceedings to which Borrower or Guarantor is a party, and there are no other pending or threatened actions or proceedings of which Borrower has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect. Neither Borrower nor Guarantor is in default under any material obligation for the payment of borrowed money, for the deferred purchase price of property, for the payment of any rent or any other material agreement to which it is a party or by which any of its property is bound, which, either individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect.
          (f) No Violation; Licenses. Neither Borrower nor Guarantor is in violation of any law, ordinance, governmental rule or regulation to which it is subject and the violation of which would have a Material Adverse Effect, and each of Borrower and Guarantor has obtained any and all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          (g) Good Title. Upon execution and delivery of each Note, Borrower will have good and marketable title to the Equipment described in the Collateral Schedule thereto, free and clear of all Liens other than Permitted Liens. Upon the last to occur of: (i) delivery of an item of Equipment, (ii) payment to the vendor (with respect to New Container Equipment) or to Lender (with respect to Used Container Equipment) of the acquisition cost of such item of Equipment, (iii) advance by Lender to Borrower of the Equipment Loan Advance relating to such item of the Equipment, and (iv) filing in the appropriate public offices in the jurisdiction of Borrower’s location of UCC financing statements naming Borrower as debtor and Lender as secured party, and describing such item of Equipment, Lender will have a valid, perfected, first priority purchase money security interest in such item of Equipment.
          (h) Financial Statements. The financial statements of Borrower and Guarantor (copies of which have been furnished to Lender) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), and fairly present Borrower’s and Guarantor’s financial condition and the results of Borrower’s and Guarantor’s operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no Material Adverse Effect.
          (i) Taxes. Borrower has filed or has caused to have been filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and has paid or caused to have been paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, unless and to the extent only that such taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower and adequate reserves therefor have been established as required under GAAP. To the extent Borrower believes it advisable to do so, Borrower has set up reserves which are believed by Borrower to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.
          (j) Personal Property. Under the laws of the jurisdictions in which the Equipment is to be located, the Equipment consists solely of personal property and not fixtures.
          (k) Use of Proceeds. None of the proceeds of any Equipment Loan Advance has been used, directly or indirectly, by Borrower for any purpose other than to purchase Equipment.
          (l) Name, Etc. The exact corporate name, jurisdiction of organization, Federal Employer Identification Number and organizational number of Borrower, specified on the signature page hereof, are true and correct. Borrower has not, with the past five (5) years, used any fictitious business name or trade name in the conduct of its business.
          (m) Affiliate Transactions. Borrower is not a party to any contracts or agreements with any of its Affiliates on terms and conditions that are materially less favorable to Borrower than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
          (n) ERISA. Borrower does not maintain, contribute to or have any liability with respect to any pension plan or multiemployer plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended).
          (o) No Default. No Default or Event of Default has occurred and is continuing.
          (p) Full Disclosure. The written statements contained in this Agreement and the other Loan Documents to which either Borrower or Guarantor is a party do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the material statements contained herein or therein not misleading. Lender acknowledges that, as to any projections or forward-looking statements furnished to Lender, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable.
          (q) Equipment. Each unit of Equipment is an intermodal marine dry cargo or specialized container that is described on a Collateral Schedule.
          (r) No Liens on Equipment Contracts or Payments. No other Person has a Lien on any of the Equipment, or on any accounts, payment intangibles or other rights to payment arising from the use, lease, sublease, sale, or other disposition or transfer of the Equipment.
6. Covenants of Borrower. Borrower covenants and agrees as follows:
          (a) Use of Proceeds. The proceeds of each Equipment Loan Advance will be used exclusively to finance the acquisition of the Equipment to which such Equipment Loan Advance relates.
          (b) Use of Equipment; Taxes. Borrower shall use the Equipment solely in the conduct of its business and in a careful and proper manner consistent with industry practice. Borrower, at its own expense, will pay or cause to be paid all taxes and fees relating to the ownership and use of the Equipment and will keep and maintain, or cause to be kept and maintained, the Equipment in accordance with the manufacturer’s recommended specifications, and in as good operating condition as on the date of execution hereof (or on the date on which acquired, if such date is subsequent to the date of execution hereof), ordinary wear and tear resulting from proper use thereof alone excepted, and will provide all maintenance and service and make all repairs necessary for such purpose. In addition, if any parts or accessories forming part of the Equipment shall from time to time become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Borrower, at its expense, will in its reasonable business judgment, (a) declare that an Early Termination with respect to such Equipment has occurred and prepay all amounts required or permitted to be prepaid pursuant to Section 2(c), or (b) within a reasonable time replace such parts or accessories or cause the same to be replaced, with replacement parts or accessories which are free and clear of all Liens or rights of others (other than Permitted Liens) and have a value and utility at least equal to the parts or accessories replaced. All accessories, parts and replacements for or which are added to or become attached to the Equipment shall immediately be deemed incorporated in the Equipment and subject to the security interest granted by Borrower herein. Upon reasonable advance notice, Lender shall have the right at its expense to inspect the Equipment and all maintenance records thereto, if any, at any reasonable time.
          (c) Collateral. Other than in connection with a Permitted Early Termination, Borrower shall not Transfer (other than a lease or rental of Equipment to any Person entered into by Borrower in the ordinary course of its business and at a time that no Event of Default exists) or further encumber its interest in or suffer to exist any Lien other than Permitted Liens on any of the Collateral without the prior written consent of Lender.
          (d) Personal Property; Liens. The parties intend that the Equipment shall remain personal property, notwithstanding the manner in which it may at any time be affixed to any real property. Borrower shall maintain the Equipment free from all claims, Liens and legal processes of creditors of Borrower other than Permitted Liens. Borrower shall notify Lender immediately upon receipt of notice of any Lien, attachment or judicial proceeding affecting the Equipment in whole or in part.

          (e) Insurance. At its own expense, Borrower shall keep the Equipment or cause it to be kept insured against physical loss or damage in the amounts and on terms and conditions of such insurance with respect to other containers owned by Borrower or its Affiliates of a similar type used in a similar manner. Such insurance shall cover the Equipment while on land, afloat, in transit or at rest anywhere in the world and liability for damage to person or property for limits of at least Two Million Dollars ($2,000,000) per occurrence. All insurance for loss or damage with respect to the Equipment shall provide that losses with respect to the Equipment shall be payable to Lender. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied toward the payment of the balance outstanding on any Note or other Obligations. All insurance required hereunder shall be in form and amount and with companies satisfactory to Lender. Borrower shall pay or cause to be paid the premiums therefor and deliver to Lender evidence satisfactory to Lender of such insurance coverage. Borrower shall cause to be provided to Lender, prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lender of renewal or replacement coverage. Borrower agrees that it shall give Lender not less than thirty (30) days prior written notice of the effective date of any material alteration or cancellation of such policy.
          (f) Further Assurance. Borrower shall promptly and duly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; including, without limitation, the execution and delivery of any document reasonably required, and payment of all necessary costs to record such documents (including payment of any documentary or stamp tax), to perfect and maintain perfected the security interest granted under this Agreement.
          (g) Notices. Borrower shall provide written notice to Lender:
               (i) not less than thirty (30) days prior to any contemplated change in the name, the jurisdiction of organization, or address of the chief executive office, of Borrower or of Borrower’s organizational structure such that a filed financing statement would become seriously misleading (within the meaning of the UCC);
               (ii) promptly upon the occurrence of any event or condition that constitutes a Default or Event of Default hereunder, and a statement of the curative action that Borrower proposes to take with respect thereto;
               (iii) promptly after the commencement thereof, but in any event within five (5) Business Days after the service of process with respect thereto on Borrower or Guarantor, notice of all actions, suits, or proceedings brought by or against Borrower or Guarantor before any domestic of foreign governmental authority or tribunal that, if determined adversely to such Person, reasonably could be expected to result in a either a Material Adverse Effect or an Event of Default;
               (iv) if and when filed by Borrower or Guarantor,
                    (A) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and
                    (B) any other filings made by Borrower or Guarantor with the Securities and Exchange Commission;
               (v) promptly upon the occurrence thereof, any Material Adverse Effect; and
               (vi) upon the request of Lender, any other information reasonably requested relating to the financial or business condition of Borrower or Guarantor, compliance with the terms of the Loan Documents or the status, location or condition of any of the Collateral;
        (h) Financial Statements. Borrower shall furnish Lender:
               (i) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of each of Borrower and Guarantor, consolidated and consolidating financial statements of such Person for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified by such accountants to have been prepared in accordance with GAAP, without (A) ”going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6(m), or (D) except for a qualification to any independent auditor’s attestation report on management’s assessment of the effectiveness of Borrower’s or Guarantor’s internal controls over financial reporting as required under section 404(b) of the Sarbanes-Oxley Act of 2002 and Auditing Standard No. 2 of the Public Company Accounting Oversight Board, which shall be permitted, any other qualification unless in any instance it is accepted by Lender in its reasonable discretion (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared and delivered or required to be delivered by Borrower or Guarantor to any of their respective creditors, such accountants’ letter to management); and
               (ii) as soon as available, but in any event within sixty (60) days after the end of each of Borrower’s and Guarantor’s fiscal quarters, internally prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering consolidated and consolidating operations of Guarantor and Borrower during such period.
          (i) Existence. Borrower shall at all times maintain its existence as a corporation except as expressly permitted herein. Borrower shall not consolidate with, merge into, or Transfer all or substantially all of its assets as an entirety to (such actions being referred to as an “Event”), any Person, unless:
               (1) such Person shall be an entity organized and existing under the laws of the United States of America or any state or the District of Columbia, and shall execute and deliver to Lender an agreement containing an effective assumption by such Person of the due and punctual performance and observance of each covenant and condition of this Agreement and each of the other Loan Documents to which Borrower is a party to be performed or observed by Borrower; and
               (2) Lender is reasonably satisfied as to the creditworthiness of such Person.
          (j) Ownership. No Event shall occur with respect to Guarantor unless:
               (1) (i) the surviving Person shall be an entity organized and existing under the laws of the United States of America or any state or the District of Columbia, and shall execute and deliver to Lender an agreement containing an effective assumption by such Person of the due and punctual performance and observance of each covenant and condition of the Guaranty; and (ii) Lender is reasonably satisfied as to the creditworthiness of such Person; or
               (2) Lender has given its prior written consent to such Event, which consent shall not be unreasonably withheld or delayed.
          (k) Equipment Report. At least once each quarter, not later than the date on which Borrower delivers to Lender the quarterly financial statements required pursuant to Section 6(h)(ii), Borrower shall deliver to Lender a collateral report in form and substance acceptable to Lender, which shall include, for each unit of Equipment, which shall be specifically identified by the unit number set forth on its corresponding Collateral Schedule, the information as of a recent date set forth in the Equipment report attached hereto at Schedule C and such other information with respect to the Equipment as Lender may reasonably request.
          (l) Environmental Matters. Borrower has conducted, and will continue to conduct its business operations, and so long as any Obligations remains outstanding will use the Collateral, so as to comply with all Environmental Laws in all material respects; as of the date hereof, and as of the date of execution of each Collateral Schedule, except as have been previously disclosed in writing by Borrower to Lender, there are no Hazardous Substances generated, treated, handled, stored, transported, discharged, emitted, released or otherwise disposed of in connection with Borrower’s use of the Collateral which could reasonably be expected to have or result in a Material Adverse Effect; and Borrower has, and so long as any Obligations remain outstanding will continue to have in full force and effect all federal, state and local licenses, permits, orders and approvals required to operate the Collateral in compliance with all Environmental Laws in all material respects.
          (m) Financial Covenants. At all times during the term of this Agreement, Borrower, on a consolidated basis with Guarantor and its consolidated Subsidiaries, shall remain in compliance with the following financial covenants (each as calculated in accordance with GAAP):
               (i) Interest Coverage Ratio. Maintain an Interest Coverage Ratio of at least 1.10 to 1, determined as of the end of each fiscal quarter.
               (ii) Minimum Tangible Net Worth. Consolidated Tangible Net Worth shall be not less than Fifty Million Dollars ($50,000,000), determined as of the end of each fiscal quarter.
               (iii) Tangible Net Worth Leverage Ratio. Not permit the Tangible Net Worth Leverage Ratio to exceed 4.50 to 1.0.
          Borrower shall deliver a compliance certificate to Lender with each set of quarterly financial statements delivered in accordance with Section 6(h)(ii), which shall set forth in reasonable detail Borrower’s calculations with respect to the foregoing financial covenants.
          (n) Equipment Deposit Account. Borrower shall at all times maintain the Equipment Deposit Account, which shall at all times be subject to the Control Agreement, and Lender shall have a first priority and perfected Lien on the Equipment Deposit Account and all monies, funds, securities, securities entitlements and other investment property held therein from time to time. Borrower shall deposit into the Equipment Deposit Account, promptly but in no event later than ten (10) days after receipt thereof any and all proceeds of the Equipment, including any proceeds of any lease, rental agreement, installment sales contract or chattel paper that relates to any of the Equipment.
          (o) No Liens on Equipment or Payments. Borrower shall not contract for, create, incur assume or suffer to exist any Lien upon the Equipment or any proceeds thereof, including proceeds from any Transfer, except for Permitted Liens.
          (p) Chattel Paper. Neither Borrower nor any Affiliate of Borrower shall deliver possession of or grant control to any Person of any chattel paper relating to any of the Equipment if Borrower has or purports to have granted to such Person a Lien on or ownership interest in any such chattel paper.

7. Indemnities.
          (a) Loan Transactions. Borrower agrees to indemnify Lender and its directors, officers, employees and agents, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the Person claiming indemnification. Borrower, upon demand by Lender at any time, shall reimburse Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the Person to be indemnified.
          (b) Environmental Matters. Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, Lender for any damages, costs, loss or expense, including without limitation (i) any Environmental Claim or Environmental Loss, and related reasonable attorneys’ fees) of any kind, nature or description whatsoever arising, directly or indirectly, in connection with any of the Collateral or any other property of Borrower, (ii) the operation or violation of any Environmental Law by Borrower or otherwise occurring on or with respect to its property, (iii) any claim for personal injury or property damage in connection with Borrower or otherwise occurring on or with respect to its property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower made herein or in any security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of Borrower owing to Lender or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from Lender’s willful misconduct or gross negligence.
          (c) Tax Matters. Borrower agrees to assume exclusive liability for and to pay, defend and indemnify and hold Lender harmless from any and all sales or use taxes, transfer, title and registration fees, personal property taxes or other taxes, tolls, levies, imposts, duties, charges, withholding of any kind whatsoever, together with any penalties, fines or interest thereon (collectively, “taxes, fees or other charges”) imposed by any foreign Federal, state or local government or taxing authority agency on or in connection with the sale of any of the Equipment at any time, or any part thereof, by Lender to Borrower, or in connection with the purchase, delivery, leasing, possession, use, operation, return or other disposition of any Equipment, or any part thereof, or upon the rentals, receipts or earnings arising therefrom, or upon or with respect to the ownership, use or location of any of the Equipment. Borrower shall not be responsible for the payment of any taxes imposed by any Federal, state or local taxing authority based on, or measured by, the net income of Lender.

          The indemnifications and other obligations of Borrower set forth in this Section 7 shall survive the payment and satisfaction of all Obligations owing to Lender and the termination of this Agreement, and shall remain in force beyond any payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of Lender and its directors, officers, employees and agents, and their successors and assigns.
          8. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
               (a) default in the payment (i) of all or any part of any principal or interest hereunder or under any Note within five (5) Business Days after the same shall have become due and payable under the terms of this Agreement or any Note, or (ii) of (A) any other Obligation hereunder or under any other Loan Document, or (B) any other indebtedness owing by Borrower or Guarantor to Lender or any of its Affiliates under any agreement or instrument evidencing indebtedness in a principal amount in excess of Five Hundred Thousand Dollars ($500,000) (whether direct, contingent or otherwise), in either case (A) or (B) if not paid within thirty (30) calendar days after the same shall have become due and payable (whether at the stated maturity thereof, upon acceleration or any other date on which such indebtedness has become due and payable); or
               (b) default in the observance or performance of any provision of any Loan Document requiring the maintenance of insurance on the Equipment or dealing with the use or remittance to the Equipment Deposit Account of proceeds of Collateral; or
               (c) default in the observance or performance of any provision hereof or of any other Loan Document other than those described in subsections (a) or (b) above, unless, if such default is susceptible to cure, it is remedied within thirty (30) calendar days after the earlier of (i) the date on which such failure shall first become known (or, with the exercise of reasonable diligence should have become known) to any officer of Borrower or (ii) written notice thereof is given to Borrower by Lender; or
               (d) any representation or warranty made in writing by Borrower herein or in any other Loan Document, or in any written statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or
               (e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or Lender shall for any reason fail to have a valid and perfected first priority Lien in its favor in any Collateral purported to be covered hereby except as expressly permitted by the terms hereof, or any Guarantor shall default in the observance or performance of any covenant or agreement made by it in its Guaranty or in any other Guarantor Document, or any Guarantor shall terminate, breach, repudiate, or disavow its

Guaranty or any part thereof, or any representation or warranty made in writing by any Guarantor in its Guaranty or in any other Guarantor Document proves untrue in any material respect as of the date of the issuance or making thereof; or
               (f) default shall occur in the payment when due (whether by acceleration or otherwise) after any period of grace of any amount of principal or interest under any Indebtedness owed, issued, assumed or guaranteed by Guarantor or any of its Affiliates or Subsidiaries which, individually or in the aggregate, exceeds Two Million Dollars ($2,000,000), or under any indenture, agreement or other instrument under which the same may be issued; or
               (g) any pending or future lawsuit, claim or action to which Borrower, Guarantor or any Affiliate or Subsidiary of Borrower or Guaranty is a party or by which any of their respective properties would be bound results in an entry of final judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes against such Person or their respective properties, or in liability under a settlement or settlements binding upon any such Person or its property, in an amount individually or in the aggregate in excess of Fifteen Million Dollars ($15,000,000); or
               (h) the establishment or commencement of any legal proceeding, claim or action against Borrower, Guarantor or any of their respective Affiliates or Subsidiaries, which in the reasonable judgment of Lender, after having consulted with its counsel and counsel for Borrower or Guarantor, is reasonably likely to have or result in a material adverse affect on the ability of Borrower to perform its obligations under the Loan Documents or of Guarantor to perform its obligations under the Guarantor Documents; or
               (i) dissolution or termination of the existence of Borrower or Guarantor; or
               (j) Borrower or any Guarantor shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8(k) hereof; or
               (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Guarantor or any substantial part of any of its Property, or a proceeding described in Section 8(j)(v) shall be instituted against Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.
       9. Remedies. Upon the occurrence and continuance of any Event of Default hereunder, Lender may, at its option, declare this Agreement to be in default with respect to any or all of any of the Notes, and at any time thereafter may do any one or more of the following, all of which are hereby authorized by Borrower:
               (a) declare the principal of and the accrued interest on any Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; provided, however, that when any Event of Default described in subsection (i), (j) or (k) of Section 8 has occurred and is continuing, then each Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate;
               (b) exercise any and all rights and remedies of a secured party under the UCC in effect in the State of California at the date of this Agreement and under the laws of any other jurisdiction where Collateral may be located. In addition, Borrower agrees to cooperate with any and all reasonable requests of Lender, at Borrower’s expense, to effect a transfer and assignment of all of Borrower’s right, title and interest in any or all of the Equipment and any and all accounts, rights to payment, payment intangibles and other proceeds of any or all of the Equipment;
               (c) subject to any right of Borrower to redeem the Collateral, sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that ten (10) days prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the proceeds:
                  First, to the payment of all expenses and charges, including the expenses of any sale, lease or other disposition, the expenses of any taking, reasonable attorneys’ fees, court costs and any other expenses incurred or advances made by Lender in the protection of its rights or the pursuance of its remedies, and to provide adequate indemnity to Lender against all taxes and liens which by law have, or may have, priority over the rights of Lender to the monies so received by Lender;
                  Second, to the payment of the Obligations; and

                  Third, to the payment of any surplus thereafter remaining to Borrower or to whosoever may be entitled thereto;
and in the event that the proceeds are insufficient to pay the amounts specified in clauses “First” and “Second” above, Lender may collect such deficiency from Borrower;
               (d) at Borrower’s cost and expense, and without liability to Lender, appoint a manager, servicer or a replacement manager or servicer to replace Borrower or any other Person then functioning as a manager or servicer with respect to the Equipment or any proceeds, whether or not any agreement with respect to such management or servicing shall have terminated, to perform such services with respect to any of the Collateral, including any billing, collecting or other servicing functions with respect to any of the Collateral or proceeds thereof, that Lender in its commercially reasonable discretion deems advisable; and
               (e) exercise any other right or remedy available to it under this Agreement, any Note or applicable law, or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Agreement in whole or in part.
          In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder or under any Note, before, after or during the exercise of any of the foregoing remedies; for all reasonable legal fees and other reasonable costs and expenses incurred by reason of any default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section 9 is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. Borrower hereby waives any and all existing or future claims to any offset against the sums due hereunder or under any Note and agrees to make the payments regardless of any offset or claim which may be asserted by Borrower or on its behalf in connection with this Agreement.
          The failure of Lender to exercise, or delay in the exercise of, the rights granted hereunder upon any Default or Event of Default by Borrower shall not constitute a waiver of any such right upon the continuation or recurrence of any such Default or Event of Default. Lender may take or release other security; may release any party primarily or secondarily liable for the Obligations; may grant extensions, renewals or indulgences with respect to the Obligations and may apply any other security therefor held by it to the satisfaction of the Obligations without prejudice to any of its rights hereunder. Notwithstanding anything to the contrary set forth herein, Lender or its assignee(s) (as applicable) may exercise all rights and remedies hereunder or under each Note independently with respect to each Note and with respect to the specified Collateral for which such Note was issued, or under both Notes and with respect to any or all of the Collateral, in any order as Lender in its sole discretion may elect.
          10. Notices. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, sent by overnight courier service, sent by facsimile telecopier, or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such parties or at such other addresses as such parties shall from time to time designate in writing to the other parties; and shall be effective from the date of receipt.
     11. Lender’s Right to Perform for Borrower. If Borrower fails to perform or comply with any of its agreements contained herein, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, and the amount of any out-of-pocket expenses and other reasonable expenses of Lender thereby incurred, together with interest thereon at the Late Charge Rate (as defined in each Note), shall be due and payable by Borrower upon demand.
     Borrower hereby irrevocably authorizes Lender to file UCC statements in connection with the Collateral, and further appoints Lender as Borrower’s attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon Lender, including, without limitation, documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by the provisions of Section 6(e) hereof, but only to the extent that the same relates to the Collateral; provided, however, that the power of attorney granted under this Section 11, other than in connection with the perfection or maintaining the perfection or priority of Lender’s Lien on the Collateral or any portion thereof, shall not be exercised by Lender unless an Event of Default has occurred and is continuing.
     12. Successors and Assigns. This Agreement and each Note shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Agreement and each Note may not be assigned or delegated; provided, however, that Borrower intends to delegate the management and leasing of the Equipment to Cronos Containers (Cayman) Ltd., a Cayman Islands company, and/or or to Cronos Containers Limited, an English company, each a subsidiary of Guarantor, and, subject to Lender’s rights pursuant to Section 9(d), Lender consents to such delegation of duties, without relieving Borrower of any of is obligations hereunder. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Notes, in the Collateral and/or the Obligations held by it to others at any time and from time to time; and Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement and all information, reports, financial statements and documents executed or obtained in connection with this Agreement or any of the other Loan Documents that Lender now or hereafter may have relating to Borrower, Guarantor, their respective businesses and financial conditions or any of the transactions contemplated under any of the Loan Documents. Borrower hereby grants to any Participant all liens, rights and remedies of Lender under the provisions of this Agreement or any other documents relating hereto or under applicable laws. Borrower agrees that any Participant may enforce such liens and exercise such rights and remedies in the same manner as if such Participant were Lender and a direct creditor of Borrower.

13.	Governing Law; Venue; Adjudication
     (a) the validity of this Agreement and the other Loan Documents (unless expressly provided to the contrary in another loan document in respect of such other loan document), the construction, interpretation, and enforcement hereof and thereof, and the rights of the parties hereto and thereto with respect to all matters arising hereunder or thereunder or related hereto or thereto shall be determined under, governed by, and construed in accordance with the laws of the State of California (without regard to conflict of laws principles).
     (b) This Section 13(b) concerns the resolution of any controversies or claims between the parties that the parties are incapable of resolving themselves through good faith negotiation, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively, a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.
        (i) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration by JAMS (or such other arbitration organization agreed upon in good faith by the parties hereto (the “Arbitrator”) in San Francisco, California, or at such other location as is agreed upon by the parties pursuant to the rules and practices of the Arbitrator. The arbitration will take place on an individual basis without resort to any form of class action.
        (ii) [Intentionally omitted.]
        (iii) All Claims shall be determined by one arbitrator. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.
        (iv) Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement. It is agreed that the prevailing party in any such arbitration arising from or relating to this Agreement shall be entitled to reimbursement of its reasonable costs and expenses, including its attorneys’ fees.

        (v) This Section 13(b) does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
        (vi) Each of Lender and Borrower consents to the exercise over it of personal jurisdiction by the arbitrator(s) selected by the Arbitrator to resolve any dispute hereunder, and by the Superior Court in and for the County of San Francisco and the Federal District Court for the Northern District of California.
        (vii) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
        (viii) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated and to the extent allowed by applicable law, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.
       (c) Nothing in this Section 13 shall in any way limit any of the rights or remedies of Lender with respect to Guarantor or any of the Guarantor Documents.
14.	Miscellaneous.
       (a) Survival. All representations, warranties, and covenants of Borrower contained herein or made pursuant hereto shall survive closing and continue throughout the term hereof and until the Obligations are satisfied in full.
       (b) Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
       (c) Interpretation. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto, and neither this Agreement (or any other Loan Document) nor any uncertainty or ambiguity herein (or in any other Loan Document) shall be construed against Lender or Borrower, whether under any rule of construction or otherwise.

     (d) Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     (e) Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to Lender of any interest in any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     (f) Borrower Obligations. The Obligations hereunder represent corporate obligations of Borrower and not the personal obligations or duties of its officers, directors, shareholders, employees or agents (collectively, the “Exculpated Parties”), and no recourse may be had against any of the Exculpated Parties with respect to such Obligations; provided, however, that nothing in this Section 14(f) is intended to or shall release from liability or otherwise limit any of the rights or remedies of Lender with respect to Guarantor under the Guaranty or any Guaranty Document.
     (g) Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written.
     (h) Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     (i) Amendments In Writing. This Agreement can only be amended by a writing signed by Lender and Borrower.

     (j) Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
[Remainder Of This Page Intentionally Left Blank]

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed, under seal, as of the day and year first above written.

Lender	Borrower

BANC OF AMERICA LEASING & CAPITAL, LLC,	CRONOS CONTAINERS INC., a California
a Delaware limited liability company	corporation

By: /s/ Kim Lee	By: /s/ John Kallas
Name: Kim Lee	Name: John Kallas
Title: Managing Director	Title: Secretary and Treasurer

Address: 2059 Northlake Parkway, 4 South	Address: One Front Street, Suite 925
Tucker, GA 30084-4007	San Francisco, CA 94111
Ref: Cronos Containers

Facsimile: (415) 677-9196
Jurisdiction of Organization: California
Organizational No.: 1198147
Federal Employer Identification No.:
68-0135115

Schedule A
Defined Terms and Interpretive Provisions
     (a) Defined Terms. When used in this Agreement, the following terms shall have the following meanings:
     “Advance Request” means a completed advance request form, containing all of the information required by Section 1(b) of this Agreement for the relevant Funding Date, executed by Borrower, substantially in the form of Exhibit A to this Agreement, which upon delivery to Lender shall be irrevocable.
     “Adverse Environmental Condition” shall mean (i) the existence or the continuation of the existence of an Environmental Contamination (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Contamination), or exposure to any substance, chemical, material, pollutant, Hazardous Substance, odor or audible noise or other release or emission in, into or onto the environment (including without limitation, the air, ground, water or any surface) at, in, by, from or related to any Collateral, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Collateral, or (iii) the violation, or alleged violation, of any Environmental Law, permits or licenses of, by or from any governmental authority, agency or court relating to environmental matters connected with any of the Collateral.
     “Affiliate” means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For this purpose, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.
     “Applicable Margin” means, with respect to the Equipment Loan Advance (a) made under the Used Container Subfacility, 1.65%, and (b) made under the New Container Subfacility, 1.91%.
     “Arbitrator” has the meaning assigned to it in Section 13(b).
     “Attributable Debt” means in respect of a sale and leaseback transaction resulting in a Financing Lease, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
     “Bank of America” means Bank of America, N.A.

     “Business Day” means (i) any day that is not a day on which banks in San Francisco or New York, New York are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of LIBOR, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
     “Capital Lease Obligations” means, as to Guarantor, at the time any determination is to be made, the amount of any liability in respect of a capital lease that should at that time be capitalized on Guarantor’s balance sheet in accordance with GAAP.
     “CERCLA” has the meaning assigned to it in the definition of “Environmental Law”.
     “CF Leasing” means CF Leasing Ltd., a company organized and existing under the laws of the Islands of Bermuda.
     “Claims” has the meaning assigned to it in Section 13(b).
     “Collateral” has the meaning assigned to it in Section 3.
     “Collateral Schedule” has the meaning assigned to it in Section 3.
     “Committed Equipment Line” means Nine Million Nine Hundred Thousand Dollars ($9,900,000).
     “Consolidated Tangible Net Worth” means, with respect to Guarantor as of any date of determination the excess of (i) total stockholder’s equity of Guarantor over (ii) all intangible assets included in the amount set forth in clause (i), in each case as determined in accordance with GAAP and as reported on the most recently available quarterly financial statements of Guarantor required to be delivered to Lender in accordance with the terms of this Agreement; provided, however, that for purposes of this definition, any adjustments, both positive and negative, to either or both of the amounts set forth in either clause (i) or clause (ii) arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board shall be disregarded for purposes of this calculation.
     “Container Purchase and Sale Agreement” means the Container Purchase and Sale Agreement, dated as of September 9, 2005, between Lender, as seller, and Borrower, as purchaser.
     “Control Agreement” means the Deposit Account Control Agreement, dated as of September 9, 2005, among Borrower, Lender and Bank of America.
     “Default” means any event that with the giving of notice, the passage of time, or both, would become an Event of Default

Sched. A-2

     “Default Rate” means the lower of twelve percent (12%) per annum and the maximum rate permitted by applicable law.
     “Early Termination” mean, with respect to any unit of Equipment, any Transfer (other than a lease or rental to any Person by Borrower in the ordinary course of its business) of any unit of Equipment, or any theft, loss, damage beyond economic repair (as determined in the good faith judgment of Borrower), confiscation, contamination, seizure or other circumstance or occurrence rendering a unit of Equipment unavailable, unusable or unfit for its intended business purpose.
     “Environmental Claim” shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order on direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.
     “Environmental Contamination” shall mean any actual or threatened release, spill, emission, leaking, pumping, injection, presence, deposit, abandonment, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Collateral, including, without limitation, the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or property which is not in compliance with applicable Environmental Laws.
     “Environmental Law” shall mean any present or future federal, foreign, state or local law, ordinance, order, rule or regulation and all judicial, administrative and regulatory decrees, judgments and orders, pertaining to health, industrial hygiene, the use, disposal or transportation of Hazardous Substances, Environmental Contamination, or pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §1361 et seq.), the Occupational Safety and Health Act (19 U.S.C. §651 et seq.), the Hazardous and Solid Waste Amendments (42 U.S.C. §2601 et seq.), as these laws have been or may be amended or supplemented, and any successor thereto, and any analogous foreign, state or local statutes, and the rules, regulations and orders promulgated pursuant thereto.
     “Environmental Loss” shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and damages to, loss of the use of or decrease in value of the Collateral arising out of or related to any Adverse Environmental Condition.

Sched. A-3

     “Equipment” has the meaning assigned to it in Section 1(a).
     “Equipment Availability End Date” has the meaning assigned to it in Section 1(a).
     “Equipment Deposit Account” means that certain deposit account established by Borrower with Bank of America or any present or future Affiliate of Bank of America, or such other financial institution reasonably acceptable to Lender that executes a Control Agreement with respect to such deposit account.
     “Equipment Loan Advance(s)” has the meaning assigned to it in Section 1(a).
     “Event” has the meaning assigned to it in Section 6(i).
     “Event of Default” has the meaning assigned to it in Section 8.
     “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
     “Funding Date” has the meaning assigned to it in Section 1(b).
     “GAAP” has the meaning assigned to it in Section 5(h).
     “Guaranty” means that certain Guaranty, dated as of September 9, 2005, by Guarantor in favor of Lender.
     “Guarantee Obligation” means as to any Person, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent such guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations of any other third Person in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of guaranteeing person, whether or not contingent.
     “Guarantor” means The Cronos Group, a corporation existing under the Grand Duchy of Luxembourg.
     “Guarantor Documents” means the Guaranty and any other agreement or acknowledgment or instrument hereafter executed by Guarantor in connection with this Agreement or the Guaranty, as may be amended, renewed, extended or modified.
     “Hazardous Substances” shall mean and include hazardous substances as defined in CERCLA; oil of any kind, petroleum products and their by-products, including, but not limited to, sludge or residue; asbestos containing materials; polychlorinated biphenyls; any and all other

Sched. A-4

hazardous or toxic substances; hazardous waste, as defined in CERCLA; medical waste; infectious waste; those substances listed in the United States Department of Transportation Table (49 C.F.R. §172.101); explosives; radioactive materials; and all other pollutants, contaminants and other substances regulated or controlled by the Environmental Laws and any other substance that requires special handling in its collection, storage, treatment or disposal under the Environmental Laws.
     “Hedge Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate future or option contract, or other similar agreement or arrangement, any currency future or option contract, commodities future or option contract for materials used in the ordinary course of business and other similar agreements.
     “Indebtedness” means of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Attributable Debt of such Person with respect to sale and leaseback transactions of such Person, (g) obligations of such Person in respect of Hedge Agreements (on a net basis with respect to any counterparty), and (h) all Guarantee Obligations of such Person.
     “Interest Coverage Ratio” means, for any Person, on a consolidated basis, as of any date of determination, the ratio of (a) the sum of (i) Net Income for the six (6) immediately preceding fiscal quarters, (ii) the amount of the provision for income taxes included in the determination of such Net Income, and (iii) all interest expense (including amortized loan fees and interest on intercompany indebtedness) for borrowed money included in the determination of such Net Income to (b) the sum of interest expense (excluding amortized loan fees and, including to the extent paid, interest on intercompany indebtedness) for the six (6) immediately preceding fiscal quarters for borrowed money.
     “Interest Period” means, with respect to each Equipment Loan Advance, the period from the Funding Date of such Equipment Loan Advance to the initial LIBOR Reset Date and thereafter, from and including such LIBOR Reset Date to the next succeeding LIBOR Reset Date with respect to any Equipment Loan Advance outstanding at any time during such period.
     “LIBOR” means the rate per annum equal to the published rate for thirty (30) day reserve adjusted London Interbank Offered Rates (LIBOR) for Dollar deposits as published in the “Money Rates” Section of The Wall Street Journal, National Edition, or in such other publication as Lender may, from time to time hereafter, designate in writing.

Sched. A-5

     “LIBOR Reset Date” means the last Business Day of the calendar month immediately preceding the commencement of each Interest Period following the initial Interest Period.
     “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded.
     “Loan Documents” means this Agreement, the Notes, the Container Purchase and Sale Agreement, the Control Agreement, the Guarantor Documents and any other agreement or instrument, whether now in existence or hereafter created, executed by Borrower in connection with any of the foregoing, as may be amended, renewed, extended or modified.
     “Material Adverse Effect” means (i) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or properties of Borrower or Guarantor, (ii) a material impairment of the ability of Borrower or Guarantor to perform their respective obligations under or to remain in compliance with the Loan Documents, (iii) a material adverse effect on the perfection, priority or value of any material portion of the Collateral, or (iv) any of the Loan Documents shall cease to be, or either Borrower or Guarantor shall assert that any provision of any of the Loan Documents is not, an enforceable obligation of Borrower or Guarantor, respectively.
     “Net Income” means, for any Person, as calculated for any period of determination, the net income (or net losses) for such period.
     “New Container Advance” means the Equipment Loan Advance made in respect of the New Container Equipment.
     “New Container Equipment” has the meaning assigned to it in Section 1(a)(ii).
     “New Container Note” has the meaning assigned to it in Section 1(c).
     “New Container Subfacility” means that portion of the Committed Equipment Line available to Borrower pursuant to Section 1(a)(ii) for the purchase of New Container Equipment.
     “Notes” has the meaning assigned to it in Section 1(c).
     “Obligations” has the meaning assigned to it in Section 3.
     “Original Equipment Value” means that portion of the Equipment Loan Advance allocated on the related Collateral Schedule that relates to a unit of Equipment financed under such Equipment Loan Advance.

Sched. A-6

     “Participant” has the meaning assigned to it in Section 12.
     “Permitted Early Termination” means any Early Termination so long as (a) the aggregate of the Original Equipment Value of all such Early Terminations occurring prior to the first (1st) anniversary of the Funding Date relating to such Equipment does not exceed ten percent (10%) of the original principal amount of the related Equipment Loan Advance.
     “Permitted Liens” means (i) Liens for fees, taxes, or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Equipment or any interest therein); (ii) Liens of mechanics, materialmen, laborers, employees or suppliers and similar liens arising by operation of law incurred by Borrower in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such contest does not involve any substantial danger of the sale, forfeiture or loss of the Equipment or any interest therein); (iii) Liens arising out of any judgments or awards against Borrower which have been adequately bonded to protect Lender’s interests or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review; (iv) the interests of lessees of any of the Equipment arising under leases or rentals entered into with Borrower in the ordinary course of its business and in compliance with this Agreement; and (v) the Lien in favor of Lender arising under the Loan Documents.
     “Person” means any individual, corporation, partnership, limited liability entity, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.
     “Prepayment Amount” means, as of any date of determination, with respect to any Equipment for which an Early Termination (whether or not a Permitted Early Termination) has occurred, the amount listed on Schedule 2 to the applicable Note.
     “Responsible Officer” means the President, Treasurer, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of an organization.
     “Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors are at the time owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor.
     “Tangible Net Worth Leverage Ratio” means the ratio of (i) the sum of (x) Guarantor’s Total Debt plus Capital Lease Obligations (without duplication) and (y) fifty percent (50%) of the Total Debt of CF Leasing, to (ii) Guarantor’s Consolidated Tangible Net Worth.

Sched. A-7

     “Total Debt” means at the end of each fiscal quarter, the sum of all debt, as determined in accordance with GAAP and as reported on the most recently available quarterly financial statements of Guarantor.
     “Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property.
     “UCC” has the meaning assigned to it in Section 3.
     “Used Container Advance” means the Equipment Loan Advance made in respect of the Used Container Equipment.
     “Used Container Equipment” has the meaning assigned to it in Section 1(a)(i).
     “Used Container Note” has the meaning assigned to it in Section 1(c).
     “Used Container Subfacility” means that portion of the Committed Equipment Line available to Borrower pursuant to Section 1(a)(i) for the purchase of Used Container Equipment.
     “Utilization Amount” means, as of any date of determination, an amount equal to the original principal amount of the Equipment Loan Advances funded prior to such date.
     “Voidable Transfer” has the meaning assigned to it in Section 14(e).
     (b) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Guarantor” is used in respect of a financial covenant or a related definition, it shall be understood to mean Guarantor and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
     (c) UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern.
     (d) Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan

Sched. A-8

Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

Sched. A-9

Schedule B
Litigation
     Since the 1980s The Cronos Group (the “Company”) has managed containers for Transocean Equipment Manufacturing and Trading Limited (“TOEMT (UK)”), an English company. A separate company by the same name was registered in the Isle of Man (“TOEMT (Isle of Man)”). Both TOEMTs are in liquidation in England, represented by the same liquidator. On December 13, 2004, the liquidator filed his “ordinary application” (in the nature of a complaint) in the High Court of Justice, Chancery Division, Companies Court, London, against the Company and two of its subsidiaries, Cronos Containers N.V. (“CNV”) and Cronos Containers (Cayman) Limited (“CAY”). See the 8-K report filed by the Company with the Securities and Exchange Commission on January 13, 2005.
     By the ordinary application, the liquidator seeks a declaration pursuant to Section 213 of the UK Insolvency Act of 1986, as amended (“Insolvency Act”), that the respondents were knowingly parties to the carrying on of the business of the two TOEMTs with the intent to defraud the creditors of the two TOEMTs and/or for other fraudulent purposes, by assisting Stefan M. Palatin, a former chairman and CEO of the Company, in diverting assets from the two TOEMTs to himself, to entities in which he was interested, and/or to his associates, otherwise than for proper purposes and otherwise than for full consideration.
     The liquidator alleges that the respondents “knowingly” were parties to the carrying on of the business of the two TOEMTs to defraud the creditors of the two TOEMTs by reason of:
▪	The transfer on or about November 25, 1991, to TOEMT (UK) of 5,500,000 ordinary shares of the Group in consideration of the contribution of assets by TOEMT (UK) to the Group worth approximately $16 million, which 5,500,000 ordinary shares were then redeemed and/or transferred to Palatin and/or his nominee for no or no proper consideration;
▪	The transfer on or about December 31, 1991, to TOEMT (UK) of 90,000 preference shares (worth approximately $9 million) which were then transferred to Barton Holding Limited (a company allegedly controlled by Palatin) for no or no proper consideration, and a loan which the liquidator alleges not to have been repaid;
▪	The making of various payments (amounting to in excess of $0.9 million) between approximately June 1993 and February 1996 by CNV to third parties, including Palatin or entities in which he was interested and / or his associates, which payments were made otherwise than for any legitimate commercial purpose or any other purpose of the TOEMTs’ businesses or interests;
▪	The making of improper cash withdrawals (amounting to in excess of $2 million), between approximately December 1991 and June 1999 from TOEMT (UK)’s bank accounts, with the assistance of CNV, which withdrawals were allegedly for the benefit of Palatin and / or his wife rather than for any legitimate commercial purpose or other purpose of the TOEMTs’ businesses or interests; and,

Sched. B-1

▪	The diversion between 1991 and 1993 (with the assistance of CNV) of TOEMT (UK)’s container business to TOEMT (Isle of Man), for no or for no proper consideration.
     The liquidator further seeks a declaration pursuant to Section 213 of the Insolvency Act that the respondents and each of them is liable to contribute to the assets of the two TOEMTs the amount of the deficiency as regards the creditors of the two TOEMTs, which the liquidator currently estimates to be at least $55 million, or, alternatively, that the respondents make such contributions to the assets of the two TOEMTs as the court thinks fit.
     The liquidator seeks an order from the court that the respondents and each of them pay to the liquidator any sums found to be due to him by reason of the conduct alleged above, plus interest and costs.
     On May 3, 2005, the respondents filed their application with the court to set aside the court’s order granting the liquidator permission to serve his ordinary application on the respondents and, alternatively, for an order granting respondents summary judgment against the liquidator on his claims. A hearing on the respondents’ application was heard July 18-20, 2005, at the conclusion of which the court struck out from the liquidator’s application his claim of diversion of TOEMT (UK)’s container business to TOEMT (Isle of Man), but otherwise set over the hearing to October 4, 2005, pending the liquidator’s filing of a comprehensive specification of his claims against the respondents. The estimate of possible losses ranges from nil to $55 million.

Sched. B-2

Schedule C
Closing Date Equipment Report
[omitted pursuant to Item 601(b)(2) of Regulation S-K]

Sched. C-1

Exhibit A
Form of Advance Request
Form of
Advance Request
____________, 2005

To:	Banc of America Leasing & Capital, LLC (“Lender”) under the Loan and Security Agreement, dated as of ___, 2005 (as amended, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), between Lender and Cronos Containers Inc. (“Borrower”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan and Security Agreement, unless the context otherwise requires.

From:	Cronos Containers Inc.

Re:	Advance for Equipment Purchase
     1. This Advance Request is delivered pursuant to Section 1(b) of the Loan and Security Agreement.
     2. The proposed Advance Date is _________.
     3. The undersigned hereby requests an Advance in the amount of $ _________ for the purchase of the items of Equipment set forth on Schedule 1 hereto.
     4. Attached hereto as Exhibit A are invoices for each of the items of Equipment set forth on Schedule 1 hereto.
     5. The undersigned requests that the Advance be sent by wire transfer in accordance with the wire transfer instructions attached hereto as Annex A.

Cronos Containers Inc.

By:

Name:

Title:

Exh. A-1

Schedule 1-A
Containers

Aggregate Amount
Number of Units	Container Type	Unit Purchase Price	Purchase Price
	20’ Dry Container	$	$

	40’ Dry Container	$	$

	40’ High Cube	$	$

	24,000 liter tank	$	$

	Total Purchase Price:		$
Schedule 1-B
Container Numbers

Container Type	Container Number
20’ Dry Container

40’ Dry Container

40’ High Cube

24,000 liter tank

Exh. A-2

Exhibit A
Invoices
Please see attached.

Exh. A-3

Annex A
Wire Transfer Instructions

$

To:

To:

Exh. A-4

Exhibit B
Form of Note
LIBOR Note and Security Agreement

Note and Security Agreement
Banc of America Leasing & Capital, LLC	(Variable Rate — LIBOR)

This Note and Security Agreement (“Note”) made as of the date set forth below sets forth the terms and conditions governing the repayment of a loan made by Banc of America Leasing & Capital, LLC (“Secured Party”) to the party identified below as Debtor for the purpose of financing the personal property identified below as the Equipment, and the granting by Debtor to Secured Party of a security interest in the Equipment and certain related property to secure the repayment of all Debtor’s Obligations to Secured Party. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan and Security Agreement, dated as of September 9, 2005 (the “Loan Agreement”), between Secured Party and Debtor.

Date:	Agreement Number:

Secured Party:	Banc of America Leasing & Capital, LLC
2059 Northlake Parkway, 4 South
Tucker, Georgia 30084-4007

Debtor:	Cronos Containers, Inc.
1 Front Street, Suite 925
San Francisco, CA 94111

Equipment:	Those certain intermodal marine dry cargo and specialized containers set forth on Schedule 1 attached hereto

Principal Amount of Loan: $ ______
Number of Principal Repayment Installments (including Final Repayment Installment):
[48]1 [84]2

[1]	Initial funding (used containers).

[2]	Subsequent fundings (new containers).

Exh. B-1

Amount of Each Principal Repayment Installment Prior to Final Repayment Installment:
$ ___
Amount of Final Principal Repayment Installment: $ ____
Due Date of First Principal Repayment Installment: On the thirtieth (30th) day following the Funding Date of this Loan.
Due Date of Final Principal Repayment Installment: On the ([48th]3 [84th]4) anniversary of the Funding Date of this Loan.
Variable Interest Rate. For any year or portion thereof, a per annum rate of interest equal to the Applicable Margin (as defined in the Loan Agreement) plus the rate of interest equal to the “average of interbank offered rates for dollar deposits in the London Market based on quotations of sixteen (16) major banks” for a term of thirty days as published in the Wall Street Journal under a heading entitled “Money Rates, London Interbank Offered Rates (LIBOR)” or any future or substitute heading. LIBOR will adjust on each LIBOR Reset Date as provided in the Loan Agreement.
Loan; Terms of Repayment. In consideration of the making of a loan by Secured Party to Debtor for the purpose of financing the Equipment specified above (the “Loan”), Debtor promises and agrees to pay to the order of Secured Party, at Secured Party’s address stated above or at such other places as Secured Party may from time to time designate in writing, the principal amount of the Loan, together with interest calculated as hereinafter provided. Subject to Debtor’s right to prepay such principal amount in whole or in part provided in the Loan Agreement, Debtor shall pay such principal amount in consecutive monthly installments of principal, each in the amount set forth above under the heading “Amount of Each Principal Repayment Installment Prior to Final Repayment Installment,” due and payable on the “Due Date of First Principal Repayment Installment” set forth above and on a like date of each calendar month thereafter until the Loan is fully repaid; provided, however, that the last such installment shall be in the amount set forth above under the heading “Amount of Final Principal Repayment Installment” or (if greater) the amount of the then outstanding principal balance of the Loan.
Interest. Interest shall be calculated on the basis of a year of three hundred sixty (360) days and shall, during each calendar month or portion thereof from and after the date on which funds are disbursed by Secured Party, accrue on unmatured principal balances outstanding during such period at the “Variable Interest Rate” specified above for the week in which the first day of the month prior to such calendar month occurs. All interest accrued through the due date of a principal installment shall be due and payable simultaneously with such installment.

[3]	Initial funding (used containers).

[4]	Subsequent fundings (new containers).

Exh. B-2

Prepayments. For one (1) year following the Funding Date of this Loan, Debtor may prepay up to ten percent (10%) of the Original Equipment Value of the Loan due to an Early Termination without incurring a prepayment/early termination penalty. After the first anniversary of such Funding Date, the outstanding principal balance of the Loan may be prepaid in whole or in part at any time, together with all interest and late charges accrued through the date of prepayment without any prepayment charge. Debtor shall make such mandatory prepayments as required pursuant to Section 2(c) of the Loan Agreement.
Late Charges. To the extent permitted by applicable law, Debtor shall pay on demand, as a late charge, an amount equal to three percent (3%) of each installment or part thereof that is not paid within ten (10) days of the date when due, but nothing in this paragraph alters the definitions of events of default hereunder. Debtor shall pay the late charge, to the extent permitted by applicable law, regardless of whether or not Debtor’s failure to pay such installment when due is or becomes a default hereunder and regardless of whether or not Secured Party proceeds under the Remedies provisions hereof or takes any other action, and demand for and collection of the late charge shall not be deemed a waiver of default or of any other remedies or rights.
Security Interest. Debtor hereby confirms its grant of a security interest, as security for the Obligations, to Secured Party as provided in the Loan Agreement, and acknowledges and agrees that the grant set forth in the Loan Agreement extends to, and Borrower hereby grants to Secured Party, as security for the Obligations, a security interest in and to, the personal property described above as the Equipment, together with all parts, additions, accessions, accessories, replacements and substitutions thereto or therefor, and all proceeds therefrom.
Representations and Warranties. Debtor represents and warrants that on the Funding Date, the representations and warranties of Debtor in each of the Loan Documents to which it is a party are true and correct in all material respects as though made on and as of the Funding Date.
Certificates of Title. If the Collateral consists of or includes motor vehicles or other equipment for which there is a certificate of title evidencing ownership thereof, Debtor shall forthwith cause each certificate to be endorsed over and the Lien of Secured Party to be noted so as to show Secured Party’s interest, and Debtor shall deliver forthwith each such certificate to Secured Party.
Sale or Replacement of Collateral. Debtor shall not sell or replace any item or part of the Collateral except as provided in the Loan and Security Agreement.
Post Default Interest. Any principal balance not paid when due (whether by acceleration or otherwise) shall accrue interest at the Default Rate (as defined below) until such principal balance is paid. The “Default Rate” shall be a per annum rate of interest equal to (i) twelve percent (12%) or (ii), if less, the highest rate of interest permitted by applicable law. Secured Party may, at its option, apply late payments (either in full or partial) in the following manner: first to interest, then to principal, and finally to late charges. To the extent permitted by applicable law, Debtor shall pay interest on delinquent principal installments on demand

Exh. B-3

regardless of whether or not Secured Party proceeds under the Remedies provisions hereof or under the Loan Agreement or takes any other action, and demand for and collection of interest on such overdue installments at the Default Rate shall not be deemed a waiver of any default or of any other remedies or rights.
Events of Default. Any Event of Default under the Loan and Security Agreement shall constitute and "Event of Default” hereunder.
Remedies. Upon any Event of Default and at any time thereafter, Secured Party may exercise any of its remedies set forth in the Loan Agreement and under applicable law.
Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided in any other Loan Document or by law.
Assignability. Debtor acknowledges that the rights of Secured Party may be assigned to any Person in whole or in part at the sole discretion of Secured Party, and Debtor agrees that any defense it may have against Secured Party as to events occurring prior to any assignment shall not be asserted, and shall be void, against any assignee of the rights of Secured Party. Debtor shall not assign any of its rights or obligations under this Note to any person without the prior written consent of Secured Party, and in the absence of such prior written consent, no such assignment of any right or obligation of Debtor hereunder shall be binding on Secured Party.
Financing Statements. Debtor hereby authorizes Secured Party to file financing statements as to the Collateral.
Warranty Disclaimer. Secured Party is not a manufacturer or seller of the Equipment and makes no warranties whatsoever with respect to any of the Equipment, including without limitation warranties of title, merchantability or fitness for any particular purpose. Debtor shall not assert any breach of any such warranty as a defense to any of its obligations to Secured Party under this Note; however, nothing in this Note shall be construed to impair any of Debtor’s remedies for breach of warranty against any seller or manufacturer of the Collateral.

Exh. B-4

Governing Law. This Note shall be construed and enforced in accordance with and governed by the laws of the State of California as of the date hereof (without regard to conflict of laws principles).
[Signatures appear on following pages.]

Exh. B-5

     IN WITNESS WHEREOF, Cronos Containers Inc. has caused this Note to be executed as of the date first above written, intending and agreeing to be legally bound by all the provisions of this Note.

DEBTOR:

Cronos Containers, Inc.

By:

Printed Name:

Title:

Exh. B-6

Schedule 1
to Note
Equipment Schedule

Exh. B-7

Schedule 2
to Note
Prepayment Amounts
[to be attached]

Exh. B-8

Exhibit C
Form of
Responsible Officer’s Certificate of
Cronos Containers, Inc. / The Cronos Group
     I, ___, in my capacity as the duly appointed and acting ___of [Cronos Containers, Inc.][The Cronos Group], a [California corporation][Luxembourg ___] (the "Company”), pursuant to Section 4 of that certain Loan and Security Agreement, dated as of September___, 2005 (the “Loan and Security Agreement”), among the Company, as Borrower and Banc of America Leasing & Capital, LLC (all capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement), am duly authorized and hereby certify on behalf of the Company that:
     1. Each and every representation and warranty of the Company contained in each Loan Document to which it is a party is true and correct in all material respects on and as of the date hereof, except to the extent that such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects only as of such earlier date;
     2. No Default or Event of Default has occurred and is continuing, and the Company is not aware of any existing or threatened condemnations, actions, suits or proceedings with respect to the Equipment;
     3. Each Loan Document to which the Company is a party is in full force and effect with respect to it; and
     4. The Company has duly performed and complied in all material respects with all covenants contained in the Loan Documents required to be performed by it on or prior to the date hereof.

Exh. C-1

     In Witness Whereof, I have signed my name in the capacity set forth above on this ___day of ___, 2005.

[Cronos Containers, Inc.][The Cronos Group]

By:

Name:

Title:

Exh. C-2

Exhibit D
Form of
Secretary’s Certificate of Cronos Containers, Inc. and The Cronos Group
       I, ___, Secretary of [Cronos Containers, Inc.][The Cronos Group], a [California corporation][Luxembourg ___] (the “Company”), do hereby certify that:
     1. Attached hereto as Exhibit A is a true, correct and complete copy of the [Articles of Incorporation][constituting documents] of the Company, as certified by the [Secretary of State of the State of California] [Grand Duchy of Luxembourg], as in effect on the date hereof. No amendment or other document relating to or affecting the Company has been filed in the office of [the Secretary of State of the State of California] [Grand Duchy of Luxembourg] since the filing of the [Articles of Incorporation][constituting documents] on ___, and no action has been taken by the Company or its members or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of the Company;
     2. Attached hereto as Exhibit B is a true and complete copy of the [Bylaws][___] of the Company, as in full force and effect at all times since ___, to and including the date hereof;
     3. Attached hereto as Exhibit C is a true and complete copy of the unanimous written consent of the board of directors of the Company. The resolutions adopted in such unanimous written consent have not been amended, modified or rescinded and remain in full force and effect;
     4. Attached hereto as Exhibit D is a list of the officers of the Company, all of whom have been duly elected, duly qualified and on this day are officers of the Company holding the respective offices set opposite their names, authorized to execute and deliver each of the Loan Documents to which the Company is a party and any additional documents contemplated thereby, and the signatures set opposite such officers’ names are their genuine signatures.
      This certificate is delivered in connection with the Loan and Security Agreement, dated as of September ___, 2005 (the “Loan and Security Agreement”), entered into among the Company, as Borrower and Banc of America Leasing & Capital, LLC, as Lender. Capitalized terms used herein but not defined, shall have the meanings ascribed to them in the Loan and Security Agreement.

Exh. D-1

     In Witness Whereof, I have signed my name this ___day of September, 2005.

[______], [Secretary]
     I, ___, the ___of the Company, hereby certify that ___ has been duly elected, has been duly qualified and this day is the Secretary of the Company and that the signature set forth above is his genuine signature.
     In Witness Whereof, I have signed my name this ___day of September, 2005.

,

Exh. D-2

Exhibit A
to Secretary’s Certificate
Articles of Incorporation

Exh. D-3

Exhibit B
to Secretary’s Certificate
Bylaws

Exh. D-4

Exhibit C
to Secretary’s Certificate
Unanimous Written Consent

Exh. D-5

Exhibit D
to Secretary’s Certificate
Incumbency

Exh. D-6